Exhibit 3.1

ARTICLES OF RESTATEMENT

OF

PENN VIRGINIA CORPORATION

September 9, 2016

The undersigned, on behalf of Penn Virginia Corporation, a corporation organized and existing under and by virtue of the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “Corporation”) (SCC ID # 00169714), pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

FIRST: The name of the Corporation is Penn Virginia Corporation.

SECOND: The Corporation was originally formed on January 6, 1882 as a Virginia corporation.

THIRD: On May 12, 2016, the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), which had jurisdiction of the proceeding under federal statute, in the matter of In re Penn Virginia Corporation, et al., Case No. 16-32395 (KLP). On August 16, 2016, the Bankruptcy Court entered the Corrected Findings of Fact, Conclusions of Law, and Order Confirming the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 597] (the “Plan Confirmation Order”), which, among other things, confirmed the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications), dated August 10, 2016 [Docket No. 568]. The Plan Confirmation Order approved the amendment and restatement of the Corporation’s Restated Articles of Incorporation and all amendments thereto in their entirety as set forth in Exhibit A hereto and as so amended and restated shall be the Second Amended and Restated Articles of Incorporation of the Corporation (the “Second Amended and Restated Articles of Incorporation”).

FOURTH: The Second Amended and Restated Articles of Incorporation have been duly adopted in accordance with Sections 13.1-707, 13.1-711, and 13.1-604.1 of the Virginia Stock Corporation Act, pursuant to the authority granted to the Corporation under 13.1-604.1 of the Virginia Stock Corporation Act to put into effect and carry out the Plan Confirmation Order.

FIFTH: The Second Amended and Restated Articles of Incorporation have been duly executed and acknowledged by an officer of the Corporation in accordance with the Plan Confirmation Order and the provisions of Sections 13.1-707, 13.1-711, and 13.1-604.1 of the Virginia Stock Corporation Act.

IN WITNESS WHEREOF, the undersigned, the Senior Vice President, Chief Financial Officer and Treasurer of the Corporation who is authorized to execute these Articles of Restatement as provided for in the Plan Confirmation Order for the purpose of amending and restating the Restated Articles of Incorporation of the Corporation pursuant to the Virginia Stock Corporation Act, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed these Articles of Restatement on the date first written above.

By:	/s/ Steven A. Hartman
Name:	Steven A. Hartman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page - Articles of Restatement]

EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

ARTICLE I

NAME

The name of the corporation is Penn Virginia Corporation (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the Commonwealth of Virginia is 4701 Cox Road, Suite 285, Glen Allen, Henrico County, Virginia 23060. The name of its registered agent at such address is CT Corporation System. The registered office and registered agent of the Corporation may be amended or modified from time to time pursuant to the Bylaws of the Corporation (as may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Bylaws”) and by filing the appropriate documents with the Virginia State Corporation Commission.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Virginia Stock Corporation Act (as the same exists or may hereafter be amended from time to time, the “VSCA”).

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 50,000,000 shares, consisting of (i) 45,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, unless the vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor pursuant to these Second Amended and Restated Articles of Incorporation (including any Preferred Stock Designation (as defined below)).

Section 4.2 Common Stock. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of Common Stock that is registered in such holder’s name on the books of the Corporation. The holders of record of Common Stock shall vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law. Holders of shares of Common Stock shall be entitled to receive equally, on a per share basis, such dividends or distributions as are lawfully declared on the Common Stock, to have notice of any authorized meeting of holders of Common Stock, and, upon liquidation, dissolution or winding up of the affairs of the Corporation, to share equally, on a per share basis, in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of Preferred Stock. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Second Amended and Restated Articles of Incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Second Amended and Restated Articles of Incorporation (including any Preferred Stock Designation (as defined below)) or pursuant to the VSCA, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Common Stock so as to affect them adversely.

Section 4.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Virginia and without shareholder action, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof by adoption of an amendment to the articles of incorporation (any such amendment of the articles of incorporation adopted by the Board of Directors of the Corporation designating the designations, powers, preferences and rights, and qualifications, limitations, or restrictions, of shares of Preferred Stock, a “Preferred Stock Designation”). The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors of the Corporation may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences (if any) of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible or exercisable into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation or entity, and, if so, the specification of such other class or series or such other security, the conversion, exercise or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible, exercisable or exchangeable and all other terms and conditions upon which such conversion, exercise or exchange may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series; and

(j) subject to Section 4.6, the voting rights and powers of the holders of shares of the series.

Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by these Second Amended and Restated Articles of Incorporation (including any Preferred Stock Designation). Except as may be provided in these Second Amended and Restated Articles of Incorporation or in any Preferred Stock Designation, holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote.

Section 4.4 No Preemptive Rights. Subject to preemptive rights, if any, in respect of issuances of capital stock by the Corporation or its subsidiaries of (a) the holders of shares of any class or series of capital stock of the Corporation set forth in that certain Shareholders Agreement, dated as of the Effective Date (as defined in the Plan Confirmation Order), by and among the Corporation and each of the shareholders identified therein, as may be amended from time to time (the “Shareholders Agreement”), or (b) the holders of shares of any class or series of Preferred Stock then outstanding set forth in the Preferred Stock Designation applicable thereto, no holders of shares of the Corporation shall have any preemptive rights.

Section 4.5 Record Holders. The Corporation shall be entitled to treat the person or entity in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person or entity, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Section 4.6 Nonvoting Stock. To the extent prohibited by Section 1123 of Chapter 11 of the Bankruptcy Code, as amended, the Corporation shall not issue any class or series of nonvoting stock; provided, however, that the foregoing (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation and (c) may be amended or eliminated in accordance with applicable law as from time to time in effect. For the purposes of this Section 4.6, any class or series of stock that has only such voting rights as are mandated by the VSCA shall be deemed to be nonvoting for purposes of the restrictions of this Section 4.6.

Section 4.7 Drag-Along Rights.

(a) Definitions. For purposes of this Section 4.7, Section 4.8 and Section 4.9, the following definitions shall apply:

(i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of any investment in the Corporation. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii) “Approving Shareholders” means any shareholder or any group of shareholders acting together or pursuant to a common plan or arrangement, who propose to sell, or otherwise dispose of, to a person or a group of persons, other than an Affiliate of any of the transferring shareholders, shares of Common Stock representing more than fifty percent (50%) of the then outstanding shares of Common Stock.

(iii) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(iv) “Convertible Securities” means any evidence of indebtedness, shares of stock, or other securities or rights (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for any capital stock of the Corporation.

(v) “Corporation Stock” means (A) any outstanding capital stock of the Corporation, whenever issued, (B) any Warrants or Options, whether or not then exercisable or convertible, and (C) any Convertible Securities, whether or not then convertible or exchangeable.

(vi) “IPO” means the first public offering of the Corporation pursuant to an effective Registration Statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Corporation.

(vii) “Options” means any options to subscribe for, purchase or otherwise directly acquire any capital stock of the Corporation, other than any such option held by the Corporation or any preemptive rights granted in accordance with Section 4.4.

(viii) “Outstanding Corporation Common Stock” means, as of any given time, the then issued and outstanding Common Stock of the Corporation, excluding (unless calculated on a fully diluted basis) any derivative securities and any unvested or restricted stock of the Corporation issued pursuant to any equity incentive plan for officers, employees or directors of the Corporation.

(ix) “Person” or “person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(x) “Qualified IPO” means a bona fide, marketed underwritten IPO after which closing such capital is quoted on the NASDAQ National Market or listed or quoted on the New York Stock Exchange or other national securities exchange acceptable to the Board and meeting one of the following two criteria: (i) the aggregate cash proceeds (net of underwriting discounts, commissions and offering expenses) of such offering to the Corporation exceed seventy five million dollars ($75 million), or (ii) at least twenty percent (20%) of the Outstanding Corporation Common Stock (calculated on a fully diluted basis, and for purposes of such calculation treating Common Stock issued in the IPO as Outstanding Corporation Common Stock) shall have been issued or sold to the public in connection with such IPO.

(xi) “Sale” means a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

(xii) “Sale of the Corporation” means (A) any bona fide sale, transfer or issuance or series of sales, transfers and/or issuances of stock of the Corporation by the Corporation or any holders thereof (including, without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect), for cash and/or securities listed on a national securities exchange, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Approving Shareholder or any Affiliate thereof, owning all of the voting stock of the Corporation or (B) the bona fide sale or transfer, for cash and/or securities listed on a national securities exchange, of all or substantially all of the Corporation’s assets, determined on a consolidated basis, to a Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Approving Shareholder or any Affiliate thereof.

(xiii) “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

(xiv) “Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any shares of Corporation Stock to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

(xv) “Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire any capital stock of the Corporation.

(b) If at any time prior to the consummation of a Public Listing (as defined below), any Approving Shareholders propose a Sale of the Corporation (an “Approved Sale”), each shareholder of the Corporation that is not an Approving Shareholder (the “Drag Along Shareholders”) shall vote (including acting by written consent, if requested) in favor of, consent to and raise no objections to such Approved Sale, so long as such Approved Sale complies with this Section 4.7. Without limiting the foregoing, but subject to the provisions of Section 4.7(d), if the Approved Sale is structured (i) as a merger or consolidation, each such Drag Along Shareholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of equity, each such Drag Along Shareholder will agree to sell all of such Drag Along Shareholder’s shares of Corporation Stock on the terms and conditions approved by the Approving Shareholders, or (iii) as a sale of assets, each such Drag Along Shareholder will vote in favor of such Approved Sale and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the terms herein as approved by the Approving Shareholders. The Corporation and each shareholder will take all actions reasonably requested by the Approving Shareholders in connection with the consummation of an Approved Sale, including the execution of all ancillary documents in connection therewith requested by the Approving Shareholders.

(c) If the Approving Shareholders wish to exercise the drag-along rights contained in this Section 4.7, then they shall deliver a written notice (the “Drag Along Notice”) to the Corporation at least twenty (20) Business Days prior to the consummation of the Sale of the Corporation, and the Corporation shall deliver a copy of such Drag Along Notice to each Drag Along Shareholder promptly (and in any event within three (3) Business Days following receipt thereof). The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale of the Corporation, including (i) the form and structure of the proposed Sale of the Corporation, (ii) the consideration to be received in the proposed Sale of the Corporation for each class of Corporation Stock (including, if applicable, the formula by which such consideration is to be determined and the payment terms), (iii) the name and address of the prospective acquirer(s) and (iv) if known, the proposed closing date. Except as provided in Section 4.7(d), each shareholder shall receive the same form and amount of consideration per share of Corporation Stock to be received by the Approving Shareholders for the corresponding class of shares (on an as converted basis, in the case of Convertible Securities) in the Approved Sale. If any holders of shares of Corporation Stock of any class are given an option as to the form and amount of consideration to be received, all holders of shares of Corporation Stock of such class will be given the same option other than to the extent prohibited by law. Unless otherwise agreed by each shareholder, any non-cash consideration shall be allocated among the shareholders pro rata based upon the aggregate amount of consideration to be received by such shareholders. If at the end of the 180th day after the date of delivery of the Drag Along Notice the proposed Sale of the Corporation has not been completed, the Drag Along Notice shall be null and void, each shareholder shall be released from such shareholder’s obligation under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be delivered and the terms and provisions of this Section 4.7 separately complied with, in order to consummate such proposed Sale of the Corporation pursuant to this Section 4.7.

(d) If any shareholder shall sell, transfer or otherwise dispose of (whether by operation of law or otherwise) any Options, Warrants or Convertible Securities that are exercisable, convertible or exchangeable in any Sale of the Corporation pursuant to the Section 4.7, such shareholder shall receive in exchange for such Options, Warrants or Convertible Securities consideration in the amount (if greater than zero) equal to the value of the consideration received by the Approving Shareholders in such Sale of the Corporation for the number of shares of Common Stock that would be issued upon exercise, conversion or exchange of such Options, Warrants or Convertible Securities less the exercise price, if any, of such Options, Warrants or Convertible Securities (or, with respect to Convertible Securities, if greater, the amount of the liquidation preference, if any, such securities would be entitled to in connection with such Sale of the Corporation in lieu of converting), in each case, subject to reduction for any tax or other amounts required to be withheld under applicable law. No Approving Shareholders nor any of their Affiliates shall receive any direct or indirect consideration in connection with a Sale of the Corporation to which this Section 4.7 applies (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its shares of Corporation Stock on the terms described in the Drag Along Notice.

(e) Each Drag Along Shareholder will be obligated to make customary and several representations with respect to the title to and ownership of shares of Corporation Stock and its own authority and ability to enter into the Approved Sale to the extent the Approving Shareholders similarly make such representations. No Drag Along Shareholder shall be liable for the inaccuracy or breach of any representation, warranty, covenant or agreement made by the Corporation or any other Person in connection with the Sale of the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties, covenants and agreements of the Corporation, as well as breach by any stockholder of any of identical representations, warranties, covenants and agreements provided by all stockholders, in which cases payments shall be allocated on a pro rata basis in accordance with the consideration paid to each Shareholder). The liability of any Drag Along Shareholder in no event shall exceed the amount of consideration paid to such Drag Along Shareholder in connection with the Sale of the Corporation, except with respect to claims related to fraud by such Drag Along Shareholder, the liability for which need not be limited as to such Drag Along Shareholder. Notwithstanding anything to the contrary contained herein, in the sole discretion of the Approving Shareholders, the proceeds with respect to an Approved Sale may be withheld from (and retained by the Approving Shareholders or their designee in trust for the benefit of) all sellers of such Corporation Stock in such aggregate amount as the Approving Shareholders deem necessary to cover any purchase price adjustments, indemnification or other obligations of the Corporation or such sellers of Corporation Stock; provided that such proceeds shall be withheld on the same basis among all such sellers. Each shareholder will bear its pro rata share (applied such that after giving effect thereto, the aggregate consideration paid to each holder of shares of Corporation Stock would comply with the provisions of Section 4.7(d)) of the costs of any sale of such Corporation Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all shareholders participating in such Approved Sale and are not otherwise paid by the Corporation or the acquiring party. Costs incurred by shareholders on their own behalf will not be considered costs of the transaction hereunder.

(f) If the Corporation enters into a negotiation for an Approved Sale for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Drag Along Shareholders will, at the request of the Board of Directors of the Corporation, appoint a purchaser representative (as such term is defined in Rule 501 or any similar rule), or such equivalent representative, reasonably acceptable to the Board. If any Drag Along Shareholder appoints a purchaser representative, or such equivalent representative that is designated by the Board, the Corporation will, to the extent legally permitted, pay the fees of such purchaser representative, or such equivalent representative, but if any Drag Along Shareholder declines to appoint the purchaser representative, or such equivalent representative that is designated by the Board such Drag Along Shareholder will appoint another purchaser representative, and such Drag Along Shareholder will be responsible for the fees of the purchaser representative, or such equivalent representative, so appointed.

(g) The Approving Shareholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale of the Corporation, and the terms and conditions thereof (subject to the requirements of this Section 4.7). The closing of an Approved Sale shall take place (i) on the proposed closing date, if any, specified in the Drag Along Notice (provided that consummation of such Approved Sale may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed closing date was so specified, at such time as the Approving Shareholders shall specify by notice to each Drag Along Shareholder and the Corporation and (iii) at such place as the Approving Shareholders shall specify by written notice to each Drag Along Shareholder. At the closing of any Approved Sale, each shareholder shall deliver the certificates (if any) evidencing the shares or Corporation Stock to be sold, transferred or otherwise disposed of (whether by operation of law or otherwise) by such shareholder, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

(h) No Drag Along Shareholder shall be obligated to enter into any non-competition or non-solicitation agreement or any other agreement which imposes any similar restrictions on such Drag Along Shareholder in connection with any Approved Sale.

(i) Termination of Drag-Along Rights. The rights and obligations under this Section 4.7 shall terminate upon the occurrence of the date the Common Stock is listed on a national securities exchange in the United States, whether in connection with an initial public offering of the Common Stock or otherwise (a “Public Listing”).

Section 4.8 Tag-Along Rights.

(a) At any time prior to the consummation of a Public Listing, if one or more shareholders (“Prospective Selling Shareholders”) proposes to Sell to any Person, other than an Affiliate of any of the Prospective Selling Shareholders, twenty-five percent (25%) or more of the outstanding shares of Corporation Stock, in one transaction or a series of related transactions, to any prospective acquirer(s) other than in a Transfer undertaken as a Qualified IPO, then they shall deliver a written notice (the “Tag Along Notice”) to the Corporation at least twenty (20) Business Days prior to the consummation of the Sale, and the Corporation shall deliver a copy of such Tag Along Notice to each shareholder promptly (and in any event within three (3) Business Days following receipt thereof). The Tag Along Notice shall set forth the principal terms and conditions of the proposed Sale, including (i) the number and class of shares of Corporation Stock to be purchased from the Prospective Selling Shareholders, (ii) the fraction(s), expressed as a percentage, determined by dividing (x) the number of shares of Corporation Stock of each class proposed to be purchased from the Prospective Selling Shareholders by (y) the total number of shares of Corporation Stock of each such class held by the Prospective Selling Shareholders (for each class, the “Tag Along Sale Percentage”), (iii) the purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of the prospective acquirer(s), (v) if known, the proposed closing date, and (vi) an invitation to each Shareholder to include in the proposed Sale to the applicable prospective acquirer(s) shares of Corporation Stock of the same class(es) being sold by the Prospective Selling Shareholders held by such Shareholder (not in any event in an amount for any class exceeding the product of (x) the Tag Along Sale Percentage for such class and (y) the total number of shares of Corporation Stock of such class held by such shareholder), on the same terms and conditions, with respect to each share of Corporation Stock Sold, as the Prospective Selling Shareholders shall Sell each of its shares of Corporation Stock of the applicable class.

(b) No later than the tenth (10th) Business Day after the date of delivery of the Tag Along Notice to the shareholders (such date the “Tag Along Deadline”), each shareholder desiring to include shares of Corporation Stock in the proposed Sale (each a “Participating Tag Seller” and, together with the Prospective Selling Shareholders, collectively, the “Tag Along Sellers”) shall deliver a written notice (the “Tag Along Offer”) to the Prospective Selling Shareholders and the Corporation indicating the number of shares of Corporation Stock of each applicable class that such Participating Tag Seller desires to have included in the proposed Sale (subject to the limitation set forth in the Tag Along Notice). Each shareholder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such shareholder’s rights to participate in such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the prospective acquirer, at a purchase price no greater than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed) and on other terms and conditions which are not materially more favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting shareholder(s) pursuant to this Section 4.8.

(c) The offer of each Participating Tag Seller contained in such Participating Tag Seller’s Tag Along Offer shall be irrevocable, and such Participating Tag Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each share of Corporation Stock Sold, as the Prospective Selling Shareholders, up to such number of shares of Corporation Stock as such Participating Tag Seller shall have specified in such shareholder’s Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that (i) the purchase price shall be less than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed), (ii) the number of shares of Corporation Stock to be acquired from the Tag Along Sellers is reduced, or (iii) the other terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Prospective Selling Shareholders shall provide written notice thereof to the Corporation, and the Corporation shall promptly (and in any event within five (5) Business Days) deliver a copy of such notice to each Participating Tag Seller, and each Participating Tag Seller shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Prospective Selling Shareholder and the Corporation within five (5) Business Days after delivery of such written notice from the Corporation and upon such withdrawal such Participating Tag Seller shall be released from its obligations thereunder.

(d) The Prospective Selling Shareholders shall attempt to obtain the inclusion in the proposed Sale of the entire number of shares of Corporation Stock which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Shareholders by the Tag Along Notice and in the case of each Participating Tag Seller by such Participating Tag Seller’s Tag Along Offer). In the event the Prospective Selling Shareholders shall be unable to obtain the inclusion of such entire number of shares of Corporation Stock of any class in the proposed Sale, the number of shares of Corporation Stock of such class to be sold in the proposed Sale shall be allocated among the Tag Along Sellers on a pro rata basis in proportion to the total number of shares of Corporation Stock of such class offered (or proposed, in the case of the Prospective Selling Shareholders) and eligible to be sold in the proposed Sale by each Tag Along Seller.

(e) If, prior to consummation, the terms of the proposed Sale shall change with the result that (i) the purchase price to be paid in such proposed Sale shall be greater than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed), (ii) the number of shares of Corporation Stock proposed to be acquired by the prospective acquirer(s) in the proposed Sale is increased or (iii) the other terms of such proposed Sale shall be materially more favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.8 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.8; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Section 4.8(b)(c) shall be five (5) Business Days. In addition, if the Prospective Selling Shareholders have not completed the proposed Sale by the end of the 120th day after the date of delivery of the Tag Along Notice, each Participating Tag Seller shall be released from such Participating Tag Seller’s obligations under such Participating Tag Seller’s Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.8 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.8, unless the failure to complete such proposed Sale resulted from any failure by any Participating Tag Seller to comply with the terms of this Section 4.8.

(f) In connection with a proposed Sale to which this Section 4.8 applies, no Prospective Selling Shareholder shall enter into any agreement or take any action (directly or indirectly) that prevents, or is reasonably expected to prevent, a particular shareholder from exercising such shareholder’s rights pursuant to this Section 4.8. No Prospective Selling Shareholder nor any of its Affiliates may receive any direct or indirect consideration in connection with Sale to which Section 4.8 applies (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its shares of Corporation Stock on the terms described in the Tag Along Notice.

(g) The rights and obligations under this Section 4.8 shall terminate upon the occurrence of the date of a Public Listing.

Section 4.9 Action Without a Meeting. Until the date on which the Corporation completes a Public Listing or an IPO, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the Commonwealth of Virginia, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Following the date on which the Corporation completes a Public Listing or an IPO, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock of the Corporation entitled to vote thereon.

ARTICLE V

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors of the Corporation shall exercise all of the powers and duties conferred by law except as provided by these Second Amended and Restated Articles of Incorporation, the Shareholders Agreement, or the Bylaws.

Section 6.2 Number and Term. The Board of Directors shall consist of one (1) or more members. Each director shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, removal or incapacity. The number of directors may be changed from time to time by resolution of a majority of the Board of Directors. Directors need not be shareholders.

Section 6.3 Elections. Unless and except to the extent that the Bylaws of the Corporation shall so require, elections of directors need not be by written ballot.

Section 6.4 Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is hereby expressly authorized to make, repeal, alter, amend and rescind the Bylaws by a majority vote at any regular or special meeting of the Board of Directors at which a quorum is present or by written consent, in accordance with the terms of the Bylaws. The shareholders shall also have the power to make, repeal, alter, amend and rescind the Bylaws, including the Bylaws made by the Board of Directors, in accordance with the terms of the Bylaws.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Definitions. For purposes of this Article VII the following definitions shall apply:

(a) “expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(b) “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation;

(c) “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, articles of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable;

(d) “liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

(e) “legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

(f) “predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

(g) “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

Section 7.2 Indemnification of Directors and Officers. To the fullest extent permitted by the VSCA, as it exists on the date hereof or may hereafter be amended, the Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation, or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation (an “Indemnitee”), against all liabilities and reasonable expenses incurred in the proceeding. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 7.2 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 7.3? provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.2. The rights of each person entitled to indemnification under this Article VII shall inure to the benefit of such person’s heirs, executors and administrators. Special legal counsel selected to make determinations under this Article VII may be counsel for the Corporation.

Section 7.3 Procedures for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article VII shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the VSCA for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the VSCA nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise, shall be on the Corporation.

Section 7.4 Requested Services. Without limiting the meaning of the phrase “serving at the request of the Corporation” as used herein, any person serving as a director, officer or equivalent executive of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (b) any employee benefit plan maintained or sponsored by the Corporation or any corporation referred to in clause (a), shall be deemed to be doing so at the request of the Corporation for purposes of Section 7.2.

Section 7.5 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.2, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 7.5 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Section 7.2 shall be limited by the provisions of this Section 7.5.

Section 7.6 Contract Rights. The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the relevant provisions of the VSCA or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee, fiduciary or agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article VII or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.

Section 7.7 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the VSCA or this Article VII.

Section 7.8 Merger or Consolidation. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 7.9 Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this Article VII shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of these Second Amended and Restated Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the VSCA or by any other applicable law.

Section 7.10 Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this Article VII shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article VII at the time of such amendment, repeal, modification or adoption.

Section 7.11 Jointly Indemnifiable Claims. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article VII. In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.11 and entitled to enforce this Section 7.11.

ARTICLE VIII

LIMITED LIABILITY OF DIRECTORS

To the fullest extent permitted by the VSCA, as it exists on the date hereof or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof. Any repeal or amendment or modification of this Article VIII, or the adoption of any provision of these Second Amended and Restated Articles of Incorporation inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE IX

ARTICLE 14 ELECTION

The Corporation expressly elects not to be governed by Article 14 (Affiliated Transactions) of the VSCA.

ARTICLE X

CORPORATE OPPORTUNITIES

Section 10.1 General. To the greatest extent permitted by law and except as otherwise set forth in these Second Amended and Restated Articles of Incorporation and except as expressly agreed to by a Dual Role Person (as defined below) in a separate instrument signed by a Dual Role Person with the Corporation or any predecessor thereto:

(a) To the extent provided in this Article X, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliates in, or in being offered an opportunity to participate in, any Corporate Opportunity about which a Dual Role Person acquires knowledge. Subject to Section 10.1(c), no Dual Role Person or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Dual Role Person or any of their respective Representatives be liable for breach of fiduciary duty to, the Corporation or any of its shareholders in connection with a Corporate Opportunity. No Dual Role Person or any of their respective Representatives shall violate a duty or obligation to the Corporation merely because such person’s conduct furthers such person’s own interest, except as specifically set forth in Section 10.1(c). Any Dual Role Person or any of their respective Representatives may lend money to, and transact other business with, the Corporation and its Representatives. The rights and obligations of any such person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Representatives are the same as those of a person who is not involved with the Corporation or any of its Representatives, subject to other applicable law. No transaction between any Dual Role Person or any of their respective Representatives, on the one hand, with the Corporation or any of its Representatives, on the other hand, shall be voidable solely because any Dual Role Person or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any Dual Role Person or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or shareholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) No Dual Role Person nor any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its Representatives or (ii) doing business with any of the Corporation’s or its Representatives’ clients or customers. In the event that any Dual Role Person or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Dual Role Person or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, such Dual Role Person or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 10.1(c). No Dual Role Person or any of their respective Representatives shall be liable to the Corporation, any of its shareholders or any of its Representatives for breach of any fiduciary duty by reason of the fact that any Dual Role Person or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 10.1(c).

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of the Corporation and a Representative of a Dual Role Person, expressly and solely in such person’s capacity as a Representative of the Corporation, and such person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Corporation, then such person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its shareholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its shareholders and not have derived an improper personal benefit therefrom; provided that a Dual Role Person may pursue such Corporate Opportunity if the Corporation shall decide not to pursue such Corporate Opportunity.

(d) For purposes of this Article X:

(i) “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii) “Corporate Opportunity” means any business opportunity that the Corporation is financially able to undertake that is, from its nature, in the Corporation’s lines of business, is of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing such opportunity, the self-interest of any Dual Role Person or their respective Representatives will be brought into conflict with the Corporation’s self-interest.

(iii) “Dual Role Person” means any individual who is a director of the Corporation and is otherwise an employee, officer or a director of a shareholder.

(iv) “Representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

(e) Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article X.

Section 10.2. Amendment. Neither the alteration, amendment, termination, expiration or repeal of this Article X nor the adoption of any provision inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action that, but for this Article X, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 10.3. Notice of Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the VSCA, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the United States District Court for the Eastern District of Virginia, (or, if United States District Court for the Eastern District of Virginia lacks subject matter jurisdiction, another state or federal court located within the Commonwealth of Virginia). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII AMENDMENTS

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, and any other provisions authorized by the laws of the Commonwealth of Virginia at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon shareholders by and pursuant to these Second Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII. Notwithstanding any other provision of these Second Amended and Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote required by law and any affirmative vote of the holders of any series of Preferred Stock required by law, by these Second Amended and Restated Articles of Incorporation, or by any Preferred Stock Designation providing for any such Preferred Stock, the affirmative vote of the holders of at least sixty-seven percent (67%) of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Article X. Nothing in this Article XII shall limit the authority of the Board of Directors of the Corporation conferred by Section 6.1 hereof.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of these Second Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Second Amended and Restated Articles of Incorporation (including, without limitation, each portion of any paragraph of these Second Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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